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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                             V.I. Technologies, Inc.
                             -----------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         ------------------------------
                         (Title of Class of Securities)


                                    91720100
                                 --------------
                                 (CUSIP Number)


                                February 14, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               / / Rule 13d-1 (b)
                               / / Rule 13d-1 (c)
                               /X/ Rule 13d-1 (d)
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CUSIP NO. 917920100                                            PAGE 2 OF 5 PAGES
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                                       13G

--------------------------------------------------------------------------------
     1.        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               New York Blood Center, Inc.
--------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3.        SEC USE ONLY

--------------------------------------------------------------------------------
     4.        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

--------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER          3,434,704 shares
      NUMBER OF
       SHARES              -----------------------------------------------------
    BENEFICIALLY           6.    SHARED VOTING POWER        none
   OWNED BY EACH
     REPORTING             -----------------------------------------------------
    PERSON WITH            7.    SOLE DISPOSITIVE POWER     3,434,704 shares

                           -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER   none

-------------------------------------------------------------------------------
     9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,434,704 shares

-------------------------------------------------------------------------------
     10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

-------------------------------------------------------------------------------
     11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               27.9%

-------------------------------------------------------------------------------
     12.       TYPE OF REPORTING PERSON*

               CO

-------------------------------------------------------------------------------
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                                                               PAGE 3 OF 5 PAGES


ITEM 1(a).        NAME OF ISSUER:

                  V.I. Technologies, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  155 Duryea Road
                  Melville, New York  11747

ITEM 2(a).        NAME OF PERSON FILING:

                  New York Blood Center, Inc.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  310 E. 67th Street
                  New York, New York 10021

ITEM 2(c).        CITIZENSHIP:

                  New York

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value

ITEM 2(e).        CUSIP NUMBER:

                  917920100
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                                                               PAGE 4 OF 5 PAGES


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

                  (a) / / A broker or dealer registered under Section 15 of the
                          Exchange Act.

                  (b) / / A bank as defined in Section 3(a)(6) of the Exchange
                          Act.

                  (c) / / An insurance company as defined in Section 3(a)(19) of the Exchange Act.

                  (d) / / An investment company registered under Section 8 of the Investment Company Act.

                  (e) / / An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E).

                  (f) / / An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F).

                  (g) / / A parent holding company or control person, in
                          accordance with Rule 13d-1(b)(ii)(G).

                  (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                  (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

                  (j) / / A group, in accordance with Rule 13d-1(b)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check
                  this box.                                                  / /

ITEM 4.           OWNERSHIP.


         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount beneficially owned:

              3,434,704 shares

(b)      Percent of class:

              27.9%

(c)      Number of shares as to which such person has:

(i)      Sole power to vote or to direct the vote 3,434,704 shares,
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                                                               PAGE 5 OF 5 PAGES


(ii)     Shared power to vote or to direct the vote none,

(iii)    Sole power to dispose or to direct the disposition of 3,434,704 shares,

(iv)     Shared power to dispose or to direct the disposition of none,

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     February 12, 1999
                                     -------------------------------------
                                             (Date)

                                     /s/ John Wurmser
                                     -------------------------------------
                                             (Signature)

                                     John Wurmser, Chief Financial Officer
                                     -------------------------------------
                                             (Name/Title)